Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Equifax Inc. Director Deferred Compensation Plan and to the incorporation by reference therein of our reports dated March 1, 2006, with respect to the consolidated financial statements and schedule of Equifax Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Equifax Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Equifax Inc., filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Atlanta, Georgia

January 30, 2007

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